Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein Chairman and Chief Executive Officer 216-755-5500	Michelle M. Dawson Vice President of Investor Relations 216-755-5455
DEVELOPERS DIVERSIFIED REALTY REPORTS AN INCREASE OF 14.7%
IN DILUTED FFO PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
CLEVELAND, OHIO, October 25, 2007 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant community centers, today reported operating results for the third quarter ended September 30, 2007.
•	Funds From Operations (“FFO”) per diluted share increased 14.7% to $2.97 and net income per diluted share increased 16.1% to $1.59 for the nine months ended September 30, 2007, as compared to the prior year. Excluding transactional activity relating to merchant building and land sale gains and joint venture promoted income aggregating $73.3 million and $57.6 million in 2007 and 2006, respectively, diluted FFO per share increased approximately 14.5% in 2007 as compared to 2006.

•	FFO per diluted share decreased 3.6% to $0.80 and net income per diluted share decreased 42.2% to $0.26 for the three month period ended September 30, 2007, as compared to the prior year. Excluding transactional activity relating to merchant building gains, land sale gains and joint venture promoted income aggregating $4.2 million and $16.8 million in 2007 and 2006, respectively, diluted FFO per share increased approximately 12.8% in 2007 as compared to 2006.

•	Executed leases during the third quarter totaled approximately 2.5 million square feet, including 179 new leases and 299 renewals.

•	On a cash basis, base rental rates increased 41.8% on new leases, 7.4% on renewals and 11.3% overall.

•	Core portfolio leased percentage at September 30, 2007 was 95.9%.

•	Same store net operating income (“NOI”) for the nine-month period increased 2.3% over the prior-year comparable period.
Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “We are pleased to announce this quarter’s financial results, which reflect the consistent growth of our core portfolio and the implementation of our investment strategy. Our leasing team completed a record quarter in terms of volume and rental spreads on new leases, and our development team continued to identify and execute on attractive investment opportunities. Furthermore, we have proactively taken steps to improve the quality of our portfolio through disposition, development and acquisition and allocate our capital to where we expect the best returns. These actions have had the complementary effect of strengthening our balance sheet and enhancing our liquidity position.”

Financial Results:
For the three months ended September 30, 2007, FFO, a widely accepted measure of a Real Estate Investment Trust (“REIT”) performance, on a per share basis was $0.80 (diluted and basic) as compared to $0.83 (diluted and basic) for the same period in the previous year. FFO available to common shareholders was $99.5 million, as compared to $91.7 million for the three months ended September 30, 2007 and 2006, respectively, an increase of 8.5%. Net income available to common shareholders was $32.7 million or $0.26 per share (diluted) and $0.27 per share (basic) for the three months ended September 30, 2007, as compared to $49.0 million, or $0.45 per share (diluted and basic) for the prior-year comparable period. The decrease in net income and FFO for the three months ended September 30, 2007, is primarily related to a reduction of $12.6 million, or $0.11 per share in 2006, in transactional income relating to merchant building and land sale gains, including gains and promoted income from joint ventures, offset by increases in same store net operating income and operating results from the merger with Inland Retail Real Estate Trust, Inc. (“IRRETI”).
For the nine months ended September 30, 2007, FFO, on a per share basis was $2.97 (diluted) and $2.98 (basic) as compared to $2.59 (diluted) and $2.61 (basic) for the same period in the previous year, an increase of 14.7% on a diluted basis. FFO available to common shareholders was $365.0 million, as compared to $287.7 million for the nine months ended September 30, 2007 and 2006, respectively, an increase of 26.9%. Net income available to common shareholders was $192.9 million or $1.59 per share (diluted) and $1.60 per share (basic) for the nine months ended September 30, 2007, as compared to $149.9 million, or $1.37 per share (diluted and basic) for the prior-year comparable period. The increase in net income for the nine months ended September 30, 2007, is primarily related to the merger with IRRETI, the release of certain valuation reserves and an increase in the gain on sale of assets including those recognized through the Company’s merchant building program and promoted income earned from certain joint ventures. These increases were partially offset by a non-cash charge relating to the redemption of preferred shares, certain integration related costs and a charge relating to the departure of the Company’s former President.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results from the third quarter ended September 30, 2007, highlight continued strong leasing activity throughout the portfolio:
•	Executed 179 new leases aggregating 941,434 square feet and 299 renewals aggregating 1,574,283 square feet.

•	On a cash basis, rental rates on new leases increased 41.8% and rental rates on renewals increased 7.4%. Overall, rental rates for new leases and renewals increased 11.3%.

•	Total portfolio average annualized base rent per occupied square foot as of September 30, 2007 was $12.58, as compared to $11.68 at September 30, 2006.

•	Core portfolio leased rate was 95.9% as of September 30, 2007 as compared to 96.1% at September 30, 2006.
The Company and its joint ventures (at 100%) estimate total annual recurring leasing capital expenditures to be approximately $24 million ($0.21 psf of owned GLA) in 2007.
Strategic Real Estate Transactions:
Macquarie DDR Trust
In August and September 2007, the Company sold three shopping center properties, aggregating 0.5 million square feet to the Company’s joint venture with Macquarie DDR Trust (ASX: MDT) (“MDT”), an Australian Listed Property Trust sponsored by Macquarie Bank Limited (ASX:MBL), an international investment bank and leading advisor and manager of specialized real estate funds in Australia. The aggregate purchase price for the properties was $49.8 million. The assets were recently acquired by the Company as part of its acquisition of IRRETI and these assets offer redevelopment potential during the next several years. As these assets were recently acquired, the Company did not record a gain on the transaction.
The Company retained a 14.5% ownership interest in the properties, remains responsible for day-to-day operations of the properties and receives ongoing fees for property management, leasing and construction management, and base asset management fees. The Company will also receive a promoted interest above a 10.0% leveraged IRR. The promoted interest will be calculated based on the implied value of the assets at stabilization.
Dispositions:
The Company sold eight shopping center properties in the third quarter of 2007, as part of its portfolio sale in which 52 properties were sold at the end of the second quarter, aggregating 0.9 million square feet for approximately $86.6 million. In the third quarter, the Company recognized a nominal non-FFO gain which was offset by certain additional transaction costs associated with the initial sale at the end of the second quarter. These dispositions represent the remaining assets sold in connection with the transaction announced in the second quarter of 2007.
Common Share Repurchase Program:
During the second quarter of 2007, the Company’s Board of Directors authorized a common share repurchase program. Under the terms of the program, the Company may purchase up to a maximum value of $500 million of its common shares during the next two years. Through October 25, 2007, the Company repurchased 2.2 million of its common shares in open market transactions at an aggregate cost of approximately $105.8 million at a weighted-average price per share of $48.42.

Development (Wholly-Owned and Consolidated Joint Ventures):
The Company currently has the following shopping center projects under construction:
Wholly-Owned and Consolidated Joint Venture Developments
Currently in Progress

			Targeted
		Expected	Substantial
	Total	Gross Cost	Completion
Property	GLA	($Millions)	Date	Description
Ukiah (Mendocino), California	669,406	$113.5	2009	Community Center
Homestead, Florida	398,759	95.2	2008	Community Center
Miami, Florida	644,999	155.7	2006-2009	Mixed Use
Tampa (Brandon), Florida	370,700	70.7	2009	Community Center
Tampa (Wesley Chapel), Florida	95,408	17.4	2008	Community Center
Atlanta (Douglasville), Georgia	124,200	22.4	2008	Community Center
Boise (Nampa), Idaho	829,975	147.0	2007-2008	Community Center
Chicago (McHenry), Illinois	454,378	74.3	2007	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	461,825	74.5	2009	Community Center
Elmira (Horseheads), New York	668,619	77.1	2007-2008	Community Center
Raleigh (Apex), North Carolina (Promenade)	87,780	20.2	2008	Community Center
Raleigh (Apex), North Carolina Beaver Creek Crossing, (Phase II)	283,217	52.3	2009	Community Center
San Antonio (Stone Oak), Texas	665,229	93.4	2007	Hybrid Center

Total	5,754,495	$1,013.7

The Company anticipates commencing construction in 2007 on the following additional shopping centers:
Wholly-Owned and Consolidated Joint Venture Developments
to Commence Construction in 2007

			Targeted
		Expected	Substantial
	Total	Gross Cost	Completion
Property	GLA	($Millions)	Date	Description
Guilford, Connecticut	147,619	$43.4	2008	Community Center
Atlanta (Union City), Georgia	200,000	47.5	2008	Community Center
Chicago (Grayslake), Illinois	689,799	144.2	2009	Community Center
Gulfport, Mississippi	703,379	91.2	2009	Hybrid Center
Isabela, Puerto Rico	290,085	57.1	2009	Community Center
Austin (Kyle), Texas	778,415	97.2	2009	Community Center
San Antonio (Shertz), Texas	506,639	50.7	2009	Community Center
Toronto (Richmond Hill), Canada	710,000	190.7	2011	Mixed Use

Total	4,025,936	$722.0

At September 30, 2007, $623.1 million of costs were incurred in relation to the Company’s thirteen development projects under construction and the eight that will commence construction in 2007.
In addition to these developments, the Company has identified several additional development opportunities reflecting an aggregate estimated cost of over $1 billion. While there are no assurances any of these projects will move forward, they provide a source of potential development projects over the next several years. As of September 30, 2007, the projected unleveraged GAAP return, on the Company’s aggregate development and redevelopment pipeline is approximately 10%.

Development (Unconsolidated Joint Ventures):
The Company’s joint ventures have the following shopping center projects under construction. At September 30, 2007, $184.8 million of costs had been incurred in relation to these development projects.
Unconsolidated Joint Venture Developments
Currently in Progress

		DDR's
		Effective		Expected	Targeted
	Joint Venture	Ownership	Total	Gross Cost	Substantial
Property	Partner	Percentage	GLA	($Millions)	Completion Date	Description
Kansas City (Merriam), Kansas	Coventry II	20.0%	280,516	$71.0	2008	Community Center
Detroit (Bloomfield Hills), Michigan	Coventry II	10.0%	882,197	335.6	2008-2009	Lifestyle Center
Dallas (Allen), Texas	Coventry II	10.0%	831,413	207.5	2008	Lifestyle Center
Manaus, Brazil	Sonae Sierra	47.2%	477,630	95.7	2009	Enclosed Mall

			2,471,756	$709.8

The Company’s joint venture with Sonae Sierra anticipates commencing construction on a 350,000 square foot enclosed mall in Uberlandia, Brazil, with an estimated gross cost of approximately $70 million.
Redevelopments and Expansions (Wholly-Owned and Consolidated Joint Ventures):
The Company is currently expanding/redeveloping the following shopping centers at a projected aggregate gross cost of approximately $117.4 million. At September 30, 2007, approximately $53.8 million of costs had been incurred in relation to these projects.
Summary of Significant Wholly-Owned and Consolidated Joint Venture
Redevelopments and Expansions Currently in Progress

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior anchors
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Olean, New York	Wal-Mart expansion and tenant relocation
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Dayton (Huber Heights), Ohio	Construct 45,000 sf junior anchor

The Company anticipates commencing construction on the following redevelopment and expansion projects in the next year:
Summary of Significant Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions to
Commence Construction in 2007

Property	Description
Hatillo, Puerto Rico	Construct 21,000 sf of junior anchor space
San Juan (Bayamon), Puerto Rico (Plaza Del Sol)	Construct 144,000 sf of junior anchor space and retail shops
Dallas (McKinney), Texas	Construct 87,757 sf of retail shops and outparcels
Redevelopments and Expansions (Unconsolidated Joint Ventures):
The Company’s joint ventures are currently expanding/redeveloping the following shopping centers at a projected gross cost of $577.1 million, which includes the initial acquisition costs for the Coventry II redevelopment projects. At September 30, 2007, approximately $459.2 million of costs had been incurred in relation to these projects.
Summary of Significant Unconsolidated Joint Venture Redevelopment and
Expansion Projects Currently in Progress

		DDR's
		Effective
	Joint Venture	Ownership
Property	Partner	Percentage	Description
Phoenix, Arizona	Coventry II	20.0%	Large-scale redevelopment of enclosed mall to open-air format
Buena Park, California	Coventry II	20.0%	Large-scale redevelopment of enclosed mall to open-air format
Los Angeles (Lancaster), California	Prudential Real Estate Investors	21.0%	Relocate Wal-Mart and redevelop former Wal-Mart space
Chicago (Deer Park), Illinois	Prudential Real Estate Investors	25.75%	Retenant former retail shop space with junior anchor and construct 13,500 sf multi-tenant outparcel building
Benton Harbor, Michigan	Coventry II	20.0%	Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri	Coventry II	20.0%	Relocate retail shops and retenant former retail shop space
Cincinnati, Ohio	Coventry II/Thor Equities	18.0%	Redevelop former JC Penney space

The Company’s joint ventures anticipate commencing expansion/redevelopment projects at the following shopping centers:
Summary of Significant Joint Venture Redevelopment and Expansion Projects
to Commence Construction in 2007

		DDR’s
		Effective
	Joint Venture	Ownership
Property	Partner	Percentage	Description
Seattle (Kirkland), Washington	Coventry II	20.00%	Large-scale redevelopment of shopping center

Sao Paulo (Sao Bernado de	Sonae Sierra	47.20%	Expansion and renovation of the existing
Campo), Brazil			mall to accommodate theater tenant and
			redesign of the food court
Developers Diversified currently owns and manages over 740 retail operating and development properties in 45 states, plus Puerto Rico, Brazil, Russia and Canada, totaling over 160 million square feet. Developers Diversified Realty is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2006.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues:
Minimum rents (A)	$158,868	$134,937	$484,317	$397,542
Percentage and overage rents (A)	1,988	1,583	5,564	5,246
Recoveries from tenants	52,139	43,543	153,873	125,138
Ancillary and other property income	5,129	4,753	14,096	13,471
Management, development and other fee income	13,827	8,366	34,906	21,320
Other (B)	2,110	1,018	13,564	9,226

	234,061	194,200	706,320	571,943

Expenses:
Operating and maintenance	33,270	26,529	95,460	77,941
Real estate taxes	26,772	23,551	82,944	66,446
General and administrative (C)	19,626	14,974	60,304	45,805
Depreciation and amortization	56,565	46,172	163,196	135,194

	136,233	111,226	401,904	325,386

Other income (expense):
Interest income	1,569	1,587	7,751	7,543
Interest expense	(62,524)	(52,244)	(196,975)	(155,312)
Other (expense) income (D)	(225)	(203)	(675)	464

	(61,180)	(50,860)	(189,899)	(147,305)

Income before equity in net income of joint ventures, minority equity interests, income tax benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	36,648	32,114	114,517	99,252
Equity in net income of joint ventures (E)	6,003	12,868	33,887	22,956
Minority equity interests (F)	(1,974)	(2,283)	(15,689)	(6,504)
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes (G)	(484)	330	15,287	2,690

Income from continuing operations	40,193	43,029	148,002	118,394
(Loss) income from discontinued operations (H)	(601)	5,821	21,541	11,757

Income before gain on disposition of real estate	39,592	48,850	169,543	130,151
Gain on disposition of real estate, net of tax	3,691	13,962	63,713	61,124

Net income	$43,283	$62,812	$233,256	$191,275

Net income, applicable to common shareholders	$32,716	$49,020	$192,889	$149,898

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$32,176	$49,020	$192,889	$149,898
Depreciation and amortization of real estate investments	54,235	47,235	160,819	138,072
Equity in net income of joint ventures (E)	(6,003)	(12,868)	(33,887)	(22,956)
Joint ventures’ FFO (E)	17,602	13,682	62,475	32,963
Minority equity interests (OP Units) (F)	569	534	1,706	1,601
Loss (gain) on disposition of depreciable real estate, net of tax	430	(5,870)	(19,013)	(11,869)

FFO available to common shareholders	99,549	91,733	364,989	287,709
Preferred dividends	10,567	13,792	40,367	41,377

FFO	$110,116	$105,525	$405,356	$329,086

Per share data:
Earnings per common share
Basic	$0.27	$0.45	$1.60	$1.37

Diluted	$0.26	$0.45	$1.59	$1.37

Dividends Declared	$0.66	$0.59	$1.98	$1.77

Funds From Operations — Basic (I)	$0.80	$0.83	$2.98	$2.61

Funds From Operations — Diluted (I)	$0.80	$0.83	$2.97	$2.59

Basic — average shares outstanding (I)	123,329	109,120	120,910	109,124

Diluted — average shares outstanding (I)	123,727	109,670	121,594	109,714

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the nine-month period ended September 30, 2007, as compared to 2006, aggregated $89.7 million consisting of $6.0 million related to leasing of core portfolio properties (an increase of 1.7% from 2006), $86.1 million from the acquisition of assets and the merger with IRRETI, $4.8 million related to developments and redevelopments and $1.1 million from an increase in occupancy at the business centers. These amounts were offset by a decrease of $8.3 million due to the disposition of properties in 2006 and 2007. Included in the rental revenues for the nine-month periods ended September 30, 2007 and 2006, is approximately $9.4 million and $12.1 million, respectively, of revenue resulting from the recognition of straight-line rents.
(B)	Other income for the three and nine month periods ended September 30, 2007 and 2006 was comprised of the following (in millions):

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Acquisition fees	$0.1	$—	$6.4	$—
Lease termination fees	1.4	0.9	4.9	7.2
Financings fees	0.1	—	1.5	0.4
Other miscellaneous	0.5	0.1	0.8	1.6

	$2.1	$1.0	$13.6	$9.2

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine-month periods ended September 30, 2007 and 2006, general and administrative expenses were approximately 4.6% and 5.0%, respectively, of total revenues, including joint venture revenues, respectively. For the nine months ended September 30, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with the former President’s departure from the Company. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the nine months ended September 30, 2007. In addition, the Company incurred certain one time integration costs in connection with the IRRETI acquisition that have aggregated approximately $2.4 million for the nine-month period ended September 30, 2007.
(D)	Other income/expense primarily relates to abandoned acquisition and development project costs. In 2006, the Company received proceeds of approximately $1.3 million from a litigation settlement.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E) The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues from operations (a)	$230,935	$104,287	$577,877	$306,994

Operating expense	81,594	35,074	195,232	101,249
Depreciation and amortization of real estate investments	55,568	19,553	135,207	59,082
Interest expense	80,884	35,885	192,974	93,787

	218,046	90,513	523,413	254,118

Income from operations before tax expense, gain on disposition of real estate and discontinued operations	12,889	13,774	54,464	52,876
Income tax expense	4,545	—	—	—
(Loss) gain on disposition of real estate	(103)	193	92,987	237
(Loss) income from discontinued operations, net of tax	(323)	(22)	(649)	805
Gain on disposition of discontinued operations, net of tax	1,790	21,460	2,529	19,910

Net income	$18,798	$35,405	$149,331	$73,828

DDR Ownership interests (b)	$5,669	$12,583	$34,520	$22,360

FFO from joint ventures are summarized as follows:
Net income	$18,798	$35,405	$149,331	$73,828
Loss (gain) on disposition of real estate, including discontinued operations	103	(21,418)	(91,339)	(21,437)
Depreciation and amortization of real estate investments	55,702	19,795	135,539	60,510

	$74,603	$33,782	$193,531	$112,901

DDR Ownership interests (b)	$17,602	$13,682	$62,475	$32,963

DDR Partnership distributions received, net (c)	$14,088	$23,686	$79,782	$43,366

(a)	Revenues for the three-month periods ended September 30, 2007 and 2006 included approximately $2.3 million and $1.4 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share is $0.3 million and $0.2 million, respectively. Revenues for the nine-month periods ended September 30, 2007 and 2006 included approximately $6.6 million and $3.9 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share is $1.0 million and $0.7 million, respectively.

(b)	The Company’s share of joint venture net income decreased by $0.2 million and increased by $0.2 million for the three-month periods ended September 30, 2007 and 2006, respectively. The Company’s share of joint venture net income decreased by $0.6 million and increased by $0.5 million for the nine-month periods ended September 30, 2007 and 2006, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions. During the nine-month period ended September 30, 2007, the Company received $14.3 million of promoted income, of which $13.6 million related to the sale of assets from the DDR Markaz Joint Venture which is included in the Company’s proportionate share of net income and FFO.

At September 30, 2007 and 2006, the Company owned joint venture interests, excluding consolidated joint ventures, in 273 and 108 shopping center properties, respectively. In addition, at September 30, 2007 and 2006, the Company owned 44 and 51 shopping center sites formerly owned by Service Merchandise, respectively, through its 20% owned joint venture with Coventry II.

(c)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(F) Minority equity interests are comprised of the following:

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Minority interests	$1,405	$1,749	$4,293	$4,903
Operating partnership units	569	534	1,706	1,601
Preferred operating partnership units	—	—	9,690	—

	$1,974	$2,283	$15,689	$6,504

The preferred operating partnership units were redeemed in June 2007.

(G)	During the first quarter of 2007, the Company released to income approximately $15.0 million of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to its merchant building program.

(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Period		Nine-Month Period
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Revenues	$1,345	$12,306	$28,060	$37,211

Expenses:
Operating	1,101	3,453	7,938	9,800
Interest, net	325	3,319	6,801	10,051
Depreciation	210	2,882	5,103	8,772

Total expenses	1,636	9,654	19,842	28,623

Income before (loss) gain on disposition of real estate	(291)	2,652	8,218	8,588
(Loss) gain on disposition of real estate	(310)	3,169	13,323	3,169

Net (loss) income	$(601)	$5,821	$21,541	$11,757

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of approximately 0.9 million of Operating Partnership Units (OP Units) outstanding at September 30, 2007 and 2006, into 0.9 million common shares of the Company for both of the three-month periods ended September 30, 2007 and 2006, and 0.9 million and 1.0 million for the nine-month periods ended September 30, 2007 and 2006, respectively, on the weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 125.1 million and 110.8 million for the three-month periods ended September 30, 2007 and 2006, respectively, and 122.8 and 111.0 million for the nine-month periods ended September 30, 2007 and 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	September 30, 2007	(A)	December 31, 2006	(A)
Assets:
Real estate and rental property:
Land	$2,083,569		$1,768,702
Buildings	5,899,244		5,023,665
Fixtures and tenant improvements	236,167		196,275
Construction in progress	583,235		453,493

	8,802,215		7,442,135
Less accumulated depreciation	(973,316)		(861,266)

Real estate, net	7,828,899		6,580,869

Cash	49,700		28,378
Investments in and advances to joint ventures	644,318		291,685
Notes receivable	16,778		18,161
Receivables, including straight-line rent, net	204,725		152,161
Assets held for sale	—		5,324
Other assets, net	168,847		103,175

	$8,913,267		$7,179,753

Liabilities:
Indebtedness:
Revolving credit facilities	$625,000		$297,500
Unsecured debt	2,624,003		2,218,020
Mortgage and other secured debt	1,955,143		1,733,292

	5,204,146		4,248,812
Dividends payable	88,052		71,269
Other liabilities	297,089		241,556

	5,589,287		4,561,637
Minority interests	115,708		121,933
Shareholders’ equity	3,208,272		2,496,183

	$8,913,267		$7,179,753

(A)	Amounts include the consolidation of Mervyns, a 50% owned joint venture, which includes $405.8 million of real estate assets at September 30, 2007 and December 31, 2006, $258.5 million of mortgage debt at September 30, 2007 and December 31, 2006, and $75.3 million and $77.6 million of minority interest at September 30, 2007 and December 31, 2006, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30, 2007	December 31, 2006
Land	$2,373,760	$933,916
Buildings	6,234,496	2,788,863
Fixtures and tenant improvements	107,653	59,166
Construction in progress	139,153	157,762

	8,855,062	3,939,707
Accumulated depreciation	(363,102)	(247,012)

Real estate, net	8,491,960	3,692,695
Receivables, including straight-line rent, net	123,866	75,024
Leasehold interests	14,313	15,195
Other assets	388,030	132,984

	$9,018,169	$3,915,898

Mortgage debt (a)	$5,525,724	$2,495,080
Notes and accrued interest payable to DDR	8,811	4,960
Other liabilities	199,211	94,648

	5,733,746	2,594,688
Accumulated equity	3,284,423	1,321,210

	$9,018,169	$3,915,898

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,029.3 million and $525.6 million at September 30, 2007 and December 31, 2006, respectively.